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Exhibit 10.58

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July 20, 2004

Mr. Ken Saunders
30862 Steeplechase Drive
San Juan Capistrano, CA 92675

Dear Ken:

        On behalf of Peregrine Systems, Inc. ("Peregrine" or "PSI") we would like to offer you the position, effective August 16, 2004 (the "Commencement Date"), of Executive Vice President, reporting to John Mutch, President and Chief Executive Officer. In this capacity, you will provide financial guidance and direction to me and the finance department staff, subject to the terms and conditions described below. Additionally, effective on the earlier of (i) October 1, 2004 or (ii) the resignation of Ken Sexton as Peregrine's Chief Financial Officer, you will become the Executive Vice President and Chief Financial Officer.

        1.    BASE SALARY.    Your starting salary will be $14,583.34 per semi-monthly pay period effective with your Commencement Date.

        2.    EMPLOYMENT TERM.    The term of your employment under this letter agreement (the "Employment Term") will begin on your Commencement Date and end when it is terminated in accordance with Section 6.

        3.    BONUS.    (a)    MICP.    You will be eligible to participate in Peregrine's Management Incentive Compensation Plan (MICP) with an annual target for fiscal year 2005 of $150,000, prorated from your hire date. A copy of the summary plan description is attached.

          (b)    Sign On.    In addition, a one-time signing bonus in the amount of $50,000 will be paid to you during your first payroll period with PSI, provided that this signing bonus must be repaid by you to Peregrine if you have a Voluntary Termination (as defined in Section 6(a) below) prior to August 16, 2005. Such repayment shall be made concurrent with your Voluntary Termination. Peregrine will have the right to offset any amounts otherwise payable to you by the amount of the signing bonus should you fail to make the repayment required hereby.

          (c)    Recruiting Bonuses.    You will be eligible for one-time bonuses in the following amounts when you successfully recruit in fiscal 2005 to Peregrine the following full time employees: (i) a bonus in the amount of $150,000 upon the hiring of a Vice President, Controller and Chief Accounting Officer, (ii) a bonus in the amount of $50,000 upon the hiring of a Director of Internal Audit, and (iii) a bonus in the amount of $50,000 upon the hiring of a Director of Tax or such other position as may be agreed to by Peregrine's Chief Executive Officer, in each case such employees commence employment with Peregrine no later than October 31, 2004. Such bonuses shall be paid within 30 days of the commencement date of employment of the relevant employee

          (d)    Process Improvement Bonus.    You will be entitled to a one-time bonus in the amount of $150,000 in the event the finance department is successful in concluding a "soft" close for the month ending November, 2004 and a "hard" close for the quarter ending December 31, 2004, as determined in good faith by the Audit Committee of the Board of Directors, and PSI files its Quarterly Report on Form 10-Q for the quarter ending December 31, 2004 (the "December 2004 Form 10-Q") on a timely basis in accordance with applicable rules and regulations of the Securities and Exchange Commission, or, if such filing is not timely made, the financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the December 2004 Form 10-Q, each in form and substance as required by the applicable rules and regulations of the Securities and Exchange Commission, were completed in time to permit a timely filing. Such bonus, if payable, will be paid within 30 days of the filing by Peregrine of the Quarterly Report on Form 10-Q for the quarter ending December 31, 2004.

        4.    BENEFITS.    You will be eligible to participate in PSI's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. You will be eligible for vacation and sick leave ("PTO") in accordance with PSI polices in effect during the term of this letter agreement and will receive such other benefits as PSI generally provides to its other employees of comparable position and experience.

        5.    EQUITY-BASED AWARDS.

          1.    (a)    Options.    Subject to formal approval by the Compensation Committee of the Board of Directors, you will be granted options to purchase up to 150,000 shares of PSI common stock, subject to execution of this letter agreement and your executing a stock option agreement consistent with the terms and conditions of the 2003 Equity Incentive Plan (the "Plan"). The date of grant of the options will be the Commencement Date or date of formal approval by the Compensation Committee, whichever is later (the "Grant Date"), and the exercise price per share of the options will be the fair market value of PSI's common stock on the Grant Date as determined under the Plan. The options will vest 25% after the first 12 months, and in 36 equal monthly installments thereafter. Notwithstanding any provisions of the 2003 Equity Incentive Plan or the stock option grant agreement evidencing the options to the contrary, if a Change in Control (as defined in the Plan) occurs, then 100% of the portion of the options that are otherwise unvested as of the date of the Change of Control shall become vested as of the date of the Change of Control.

          (c)    Performance Stock Unit Award.    Subject to formal approval by the Compensation Committee of the Board and subject to the execution of this letter agreement and a performance stock unit agreement, you will be granted a grant to you of performance stock units (the "Units") representing the right to participate in the future value of PSI on the terms and conditions of this letter agreement and the performance stock unit agreement to be entered into between you and PSI. Notwithstanding anything to the contrary in this letter agreement or the performance stock unit agreement, the Units are not and shall not be considered an equity interest in PSI and solely represent your right to receive the financial benefits described in this Section 5(c) and the performance stock unit agreement if and only if a Sale Event is consummated that satisfies the criteria relating thereto set forth on Schedule I to this letter agreement.

            (i)    Performance Stock Units.    The target number of Units to be issued to you shall be determined based on the fair market value of the consideration paid per share of PSI common stock in a Sale Event (the "Per Share Consideration") in accordance with Schedule I hereto (the "Target Number"). The actual number of Units to be issued to you shall be that portion of the Target Number to which the Board determines in good faith you are entitled based on your achievement of the performance conditions set forth in Schedule II (the "Issued Units"). Each Issued Unit shall have a value equal to the Per Share Consideration. Not later than five days prior to the consummation of a Sale Event, the Board shall notify you of their determination of the weighted percentage of Performance Conditions that you have achieved.

            (ii)    Non-transferability.    You shall not transfer, assign, encumber or otherwise dispose of the Units, or any interest therein.

            (iv)    Payment in Respect of Issued Units.    Payment of an amount per Issued Unit equal to the Per Share Consideration shall be made by PSI, at its sole election, in cash, shares of PSI common stock (the aggregate fair market value of which shall be equivalent to the aggregate Per Share Consideration of all Units), or a combination of cash and PSI common stock, at the closing of the Sale Event or within a reasonable time thereafter.

            (v)    Registration Rights.    If PSI shall elect to make all or a portion of the payment to you in respect of the Units in shares of PSI's common stock, then PSI shall use its reasonable efforts to file a registration statement under the Securities Act of 1933, as amended, as expeditiously as possible, but in no event longer than 180 days after the issuance of its common stock to you, and to have that registration statement declared effective as expeditiously as possible, but in no event longer than 360 days after the issuance of its common stock to you, registering all such shares of common stock to the extent necessary to permit the disposition of the securities to be so registered in ordinary market transactions.

              (a)    Registration Expenses.    PSI shall be liable for and pay all registration expenses in connection with any such registration, regardless of whether that registration is effected.

              (b)    Black-Out Periods.    PSI may, upon notice to you, postpone effecting the registration pursuant to this Section 5(c) on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if an investment banking firm of recognized national standing shall advise PSI and you in writing that effecting the registration would materially and adversely affect a planned offering of securities by PSI or PSI shall deliver a certificate signed by an executive officer of PSI stating that in the good faith judgment of the Board, PSI is in possession of material non-public information the disclosure of which during the period specified in that notice PSI reasonably believes would not be in its best interests.

            (vi)    "Sale Event" Defined.    For purposes hereof, a "Sale Event" shall mean a sale of all or substantially all of (i) the assets of PSI or (ii) the equity securities of PSI, in each case pursuant to a merger, consolidation, recapitalization, tender offer, exchange offer or other transaction or series of related transactions; provided, however, that a "Sale Event" shall not be deemed to have occurred if more than 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns PSI or all or substantially all of PSI's assets either directly or through one or more subsidiaries) are, or are to be, beneficially owned, directly or indirectly, by the PSI stockholders who were the beneficial owners of the outstanding voting securities of PSI immediately prior to such transaction (excluding, for such purposes, any such stockholder who is or, within two years prior to the consummation date of such transaction, was, an "affiliate" or "associate" (as each are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of a party to the transaction) in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of PSI.

        6.    TERMINATION.    Your employment with PSI may be terminated by you or by PSI at any time for any reason as follows:

          (a)   You may terminate your employment upon sixty (60) days' prior written notice to PSI at any time in your discretion ("Voluntary Termination");

          (b)   PSI may terminate your employment upon written notice to you at any time following a determination by PSI that there is "Cause" as defined below, for such termination ("Termination for Cause");

          (c)   PSI may terminate your employment upon written notice to you at any time in the sole discretion of PSI without a determination that there is Cause for such termination ("Termination without Cause");

          (d)   Your employment will automatically terminate upon your death or upon your Disability (as defined below) ("Termination for Death or Disability"); or

          (e)   You may terminate your employment upon thirty (30) days' prior written notice (the "Notice Period") to PSI following a determination by you that there is "Good Reason" (as defined below) for such termination ("Termination for Good Reason"). Such termination will be effective at the end of the Notice Period if PSI has not substantially remedied the Good Reason for such termination.

        For purposes of this letter agreement, the term "Disability" shall mean your inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period. For purposes of this letter agreement, "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to PSI (other than as a result of a Disability); (ii) repeated and continued failure to perform your duties and responsibilities as a PSI employee (including but not limited to your compliance with any written policy of PSI) in good faith after having a reasonable opportunity to cure such failure following written notice of such failure; (iii) commission of any act of fraud or violation of any federal or state securities laws or any SEC rules and regulations with respect to PSI; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime caused material harm to the business and affairs of PSI in the reasonable determination of PSI's Board of Directors. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of PSI. For purposes of this letter agreement, "Good Reason" shall mean (i) a significant reduction of your duties, title, position or responsibilities relative to your duties, title, position or responsibilities in effect immediately prior to such reduction (including a material change in your reporting structure, which shall include, but not be limited to, your no longer reporting to the President and Chief Executive Officer) that is effected without your consent or agreement; (ii) a substantial reduction, without a reasonable business reasons, of the facilities or perquisites available to you immediately prior to such reduction if such reduction is effected without your consent or agreement; (iii) a reduction by PSI of your base salary and target bonus as in effect immediately prior to such reduction if such reduction is effected without your consent or agreement (other than any such reduction that is effected on substantially a company-wide basis in order to reduce PSI's operating expenses); or (iv) the relocation of your primary office at PSI to a facility or location that is more than fifty (50) miles away from your primary office location immediately prior to such relocation, if such relocation is effected without your consent or agreement.

        7.    SEPARATION BENEFITS.    Upon termination of your employment with PSI for any reason, you will receive payment for all salary and earned but unused PTO accrued to the date of your termination of employment in addition to any payment that you are entitled to receive in respect of your Units. Your benefits will be continued under PSI's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

          (a)   In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares or stock options.

          (b)   Subject to your compliance with Section 9, in the event of your Termination for Good Reason, Termination for Death or Disability or Termination without Cause in a circumstance in which Section 7(c) is not applicable,

              (i)  at any time prior to the first anniversary of the Commencement Date, you will be entitled to a severance payment equal to the sum of (x) your annual base salary, (y) your MICP target bonus for fiscal 2005, and (z) the bonuses contemplated by Section 3(c) of this

    Agreement, paid in 24 semi-monthly installments, plus 18 months of COBRA coverage, reimbursed by the Company, for medical, dental, and vision insurance subject to the same coverage levels and employee contribution rates as in effect prior to termination, and

             (ii)  at any time after the first anniversary of the Commencement Date, you will be entitled to a severance payment equal to one times your annual base salary and MICP target bonus for the fiscal year in which the termination occurs, paid in 24 semi-monthly installments, plus 18 months of COBRA coverage, reimbursed by the Company, for medical, dental, and vision insurance subject to the same coverage levels and employee contribution rates as in effect prior to termination.

  PSI may discontinue reimbursement of COBRA expenses if you obtain substantially equal coverage through another employer within 18 months following your Termination. For purposes of this letter agreement, the term "COBRA" shall mean the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), adopted as part of the Consolidated Omnibus Budget Reconciliation Act, which allow former employees of an employer to continue to receive health and medical benefits, at their expense, for a specified time period.

          (c)   Subject to your compliance with Section 9, in the event of a Change of Control (as defined below), you will be entitled to a payment equal to two times your annual base salary plus an amount equal to two times your target annual bonus under the MICP for fiscal 2005 (or, if higher, your MICP target bonus at the effective date of the Change of Control), plus two times the three one-time bonus targets for fiscal 2005 specified in Section 3(b), (c) and (d), provided you do not have a Voluntary Termination within 90 days of the effective date of the Change of Control. Such payment, if payable, will be payable on the 91st day following the effective date of the Change of Control. In the event of your termination by PSI or any successor corporation for any reason within 12 months following the effective date of a Change of Control, you will only be entitled to the payment set forth in this Subsection (c) (for purposes of clarity, you will not be entitled to any additional severance payment pursuant to Subsection (b)). A "Change of Control" means:

          (a)   the consummation of a merger or consolidation of PSI with or into another entity or any other corporate reorganization, if persons who were not stockholders of PSI immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

          (b)   the sale, transfer or other disposition of all or substantially all of the assets of PSI;

          (c)   a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors (or persons whose nomination for election as director has been approved by incumbent directors) are directors; or

          (d)   any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of PSI representing at least 35% of the total voting power represented by PSI's then outstanding voting securities. For purposes of this Subsection (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of PSI or of a parent or subsidiary of PSI and (ii) a corporation owned directly or indirectly by the stockholders of PSI in substantially the same proportions as their ownership of the common stock of PSI.

        8.    280G PAYMENT.

          (a)   In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code ("Covered Payment"), and will be subject to the excise tax imposed by Section 4999 of the Code, then, subject to the provisions of Section 8(e) below, you shall receive from PSI (A) a cash payment sufficient to pay such excise tax, and (B) an additional payment sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by PSI to you pursuant to this sentence. This provision is intended to put you in the same position as you would have had if no such excise tax had been imposed upon or incurred by you as a result of any payment,

          (b)   Unless PSI and you otherwise agree in writing, the determination of whether a payment constitutes a "parachute payment" under Section 280G of the Code, the excise tax liability associated with such Covered Payment, and the amount required to be paid to you by PSI under this Section 8 shall be made in writing by PSI's independent accountants (the "Accountants"), and the amounts to be paid to you by PSI under this Section 8 will be paid to you within five (5) business days prior to the date on which the excise tax liability associated with a Covered Payment becomes due and payable. . [For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The accountants shall have the sole discretion to interpret the application of 280G. PSI and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. PSI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

          (c)   In the event that that the amount of excise tax payable by you with respect to a Covered Payment is "finally determined" (as defined below) to be different than the amount of such excise tax as determined pursuant to Section 8(b) above, then: (A) if the amount of such excise tax payable by you as finally determined is less than the amount of such excise tax as computed pursuant to Section 8(b) above, you will reimburse PSI for all excess amounts actually paid to you by PSI under this Section 8 due to such over-calculation(together with any interest paid or credited thereon) within five (5) business days after you receive either a refund from the applicable taxing authority due to such over-calculation or you receive an economic benefit from the applicable taxing authority (such as a credit against tax payable) on account of such over-calculation; and (B) if the amount of such excise tax payable by you as finally determined is greater than the amount of such excise tax as computed pursuant to Section 8(b) above, then PSI will promptly reimburse you for the amounts that PSI underpaid you under this Section 8 due to such under-calculation.

          (d)   You shall notify PSI in writing of any claim by any taxing authority that, if successful, would require the payment by PSI of a payment to you pursuant to this Section 8. Such notification shall be given as soon as practicable but no later than ten (10) days after you receive written notice of such claim; provided, however, that failure by you to give such notice within such 10-day period shall not result in a waiver or forfeiture of any of your rights under this Section 8 except to the extent of actual damages suffered by PSI as a result of such failure. You shall not pay such claim prior to the expiration of the 15-day period following the date on which you give such notice to PSI (or such shorter period ending on the date that any payment of taxes in respect to such claim is due). If PSI notifies you in writing prior to the expiration of such 15-day period that it desires to contest such claim, you shall cooperate with PSI in good faith in order effectively to contest such claim. PSI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner provided, however, that if PSI directs you to pay such claim and sue for a refund, PSI shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any excise tax imposed with respect to such advance or with respect to any imputed income with respect to such advance.

          (e)   In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Board or the Compensation Committee of the Board and otherwise payable to you (including stock options) constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then you may, at your sole option and discretion, elect to waive, not receive and/or reduce such benefits to such lesser extent as will result in no portion of such benefits being subject to the excise tax imposed by Section 4999 of the Code, and in that case PSI's obligation to make a payment to you pursuant to the provisions of Section 8 will be correspondingly reduced.

          (f)    For purposes of this Section 8, "finally determined" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (b) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute; or (c) any other written agreement or state of facts which results in a proposed adjustment or refund claim becoming final and prohibits any party from seeking any further legal or administrative remedies with respect to such adjustment or refund claim.

        9.    RELEASE.    You agree that the severance payments you may be entitled to upon Termination without Cause or Termination for Good Reason or the payments you may be entitled to upon a Change of Control will not apply unless you (i) have executed a general release (in a form customarily used by PSI) of all known and unknown claims that you may then have against PSI and/or persons or entities affiliated with PSI, (ii) have agreed not to prosecute or bring any legal action or other proceeding based upon any of such claims and (iii) have agreed to provide transition assistance to PSI (or the surviving corporation) as requested and without further compensation for 3 months following the termination of employment.

        10.    CONFIDENTIALITY; NONSOLICITATION.    In light of the fact that the confidential information that you have acquired, and will acquire, is inextricably bound with your knowledge regarding the conduct of PSI's business activities, you agree that during the Employment Term, and for a period of one year thereafter, you will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will you own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, you may beneficially own up to 2% of the outstanding equity securities of such entity or any mutual fund holding securities of such entity) that, directly, competes with any of PSI's "Business" activities through the date of your termination of employment. PSI's Business is defined as service management software solutions that help global IT organizations get control of their service operations by reducing change risk, identifying root causes of service interruptions and automating requests for routine services. Further, you agree that IBM, HP, BMC and Mercury Interactive are direct competitors of PSI for purposes of this agreement. You further agree that in light of the nature of PSI's business, and the life-cycle of product development, the one-year period provided for above shall apply regardless of the nature or reason for your termination and that it is reasonable and necessary in order to protect the confidential, proprietary and trade-secret information that you will acquire as a result of being the Executive Vice President of PSI. Notwithstanding the foregoing, such restrictions shall not preclude you from providing any services to a distinct business unit of an entity if such unit does not compete with PSI's business activities, regardless of whether any other distinct business unit of such entity competes with PSI's business activities. You also, further and independently, agree that during your employment with PSI, and for a period of one (1) year after termination of your employment with PSI, you will not for any reason, whether directly or indirectly: (a) solicit, recruit, take away or attempt to take away, any employee or consultant of PSI or any of its affiliates, or induce (or attempt to induce) any employee or consultant of PSI or any of its affiliates to terminate his or its employment or services with PSI or any of PSI's affiliates; or (b) use any confidential or proprietary information of PSI or any of its affiliates to, directly or indirectly, solicit any customer of PSI or any of its affiliates or induce any customer of PSI or its affiliates to terminate its relationship with PSI or any PSI affiliate; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee or consultant of PSI or any of its affiliates that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

        12.    WITHHOLDING TAXES.    All compensation that is payable to you by PSI shall be subject to applicable withholding taxes. The Compensation Committee, in its discretion, may either withhold such taxes from any amount payable to you or may require you to pay such amount by cash or certified cashiers' check.

        13.    GOVERNING LAW.    This letter agreement will be governed by the internal laws of the State of California without reference to its conflict of laws provisions.

        14.    ARBITRATION

          (a)    General.    Any controversy, dispute, or claim between the parties to this agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with these provisions and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of San Diego, California.

          (b)    Selection of Arbitrator.    In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges or, at your option, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over San Diego, California. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

          (c)    Applicability of Arbitration; Remedial Authority.    This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

          (d)    Fees and Costs.    The costs and fees of the arbitrator and the arbitration proceeding shall be borne 50% by you and PSI. Each of you and PSI shall bear their own attorneys' fees and expenses.

          (e)    Award Final and Binding.    The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of these arbitration provisions, or of this agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this agreement, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

        15.    ENTIRE AGREEMENT.    This letter agreement, your stock option agreement, your performance stock unit agreement and your employee invention assignment and confidentiality agreement with PSI contain the entire agreement and understanding of the parties with respect to the subject mature hereof. Except as provided in this letter agreement, no other agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.

        16.    SUCCESSORS AND ASSIGNS.    This letter agreement will be binding upon you (and your successors, heirs and assigns) and any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of PSI's business and/or assets. For all purposes of this letter agreement, the term "PSI" shall include any successor to PSI's business and/or asserts which becomes bound by this letter agreement.

        We look forward to your continued contributions as part of the PSI team.

Sincerely yours,
John Mutch President and Chief Executive Officer
By signing this letter, I am agreeing to the above:
Signature:		Date:
Ken Saunders

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  Exhibit 10.58